Exhibit 99.1

FEATURE

Bitcoin ATMs, a Relic of the Crypto Boom, Hang On in the Corner Store

By Joe Light Jan. 31, 2023 3:00 am ET

Cracks are starting to form in one of the most visible manifestations of the recent crypto craze: the Bitcoin ATM. But while installations of new machines begin to stall amid the crypto downturn, there’s reason to think the kiosks aren’t going away soon.

Even as crypto traders pull back, tens of thousands of Bitcoin ATMs continue to hum along, tucked into the corners of convenience stores and bars around the world. The machines let users trade cash for Bitcoin and sometimes other tokens, often charging fees in excess of 10% and sometimes as high as 20%.

Bitcoin ATMs are an expensive way to get exposure to crypto because of their high fees. Michael M. Santiago/Getty Images

That makes them one of the most expensive ways to get exposure to crypto, and most investors have eschewed them in favor of trading platforms like Coinbase Global (ticker: COIN).

However, some Bitcoin ATM operators say the recent crypto downturn isn’t slowing their business to a significant degree. One company, Atlanta, Ga.-based Bitcoin Depot says it plans to go public at a value of about $885 million by the end of March through a merger with GSR II Meteora Acquisition Corp. (GSRM), a special purpose acquisition company (SPAC).

“Our transaction volumes have historically not been correlated to the price and volatility of Bitcoin and many other cryptocurrencies,” said Bitcoin Depot CEO Brandon Mintz last week in a presentation related to the SPAC merge. He later added, “It’s very possible that Bitcoin ATMs will be as prevalent as cash ATMs within the next decade or so.”

For now, it appears that crypto ATM growth is slowing. On Monday, there were 38,409 crypto ATMs installed worldwide, according to Coin ATM Radar. That’s less than the 38,810 that were installed at the peak in August. The stagnation is the first time ATM installs have plateaued since the machines first appeared more than a decade ago.

Bitcoin ATMs don’t cater to typical buy and hold crypto investors or ones looking to trade into and out of tokens.

Bitcoin Depot executives, for example, say merely 29% of their users purchase the tokens as an investment or store of value. Instead, the vast majority say they’re using Bitcoin to send money to someone else or for online purchases. That makes the machines more of a competitor to remittance companies like Western Union (WU) or MoneyGram International (MGI) than a trading platform like Coinbase or Binance.

About four out of five of the ATM users have an income of less than $80,000, and the median transaction size on a kiosk is merely $180.

For now, the crypto ATM market is relatively fragmented and dominated by small operators. Bitcoin Depot, which is the largest, has a 17.6% marketshare, according to Coin ATM Radar. Its competitors include CoinCloud and CoinFlip, and altogether the top 10 operators only run about two-thirds of the market.

“A lot of the small players have just folded up and decided that it’s too costly to operate,” says Eric Grill, CEO of ChainBytes, which manufactures crypto ATMs.

A small operator, for example, might have to pay for an armored car service and for compliance personnel to satisfy federal and state rules around money transfers, Grill says. The machines have become a favorite for swindlers who direct customers to send money as part of scams, Grill says.

Last year, the Federal Trade Commission warned of a scam in which fake Border Patrol agents threatened victims that their financial accounts would be frozen if they didn’t send crypto via one of the ATMs. The U.S. Government Accountability Office in a December 2021 report said crypto kiosks were sometimes used to facilitate human trafficking.

The kiosks have also come under criticism for their high fees. Among operators that report the data, most machines have fees that range between 8% and 16% to buy tokens, according to Coin ATM Radar, and between 5% and 15% to sell.

“The fees are exorbitant from any perspective. They’re just another phony predatory way to prey on the poor,” says John Reed Stark, a former SEC enforcement attorney who has been a frequent crypto skeptic.

Bitcoin Depot’s Mintz in a statement through a spokeswoman said that his company’s customers are willing to pay higher fees than they would on an exchange to have the ability to use cash to purchase crypto and get easier-to-reach customer service, among other reasons.

“All of this points to the reality that customers of Bitcoin ATMs are willing to pay more than many online options to have the convenience, ease of use, and speed that Bitcoin ATMs including ours supply,” Mintz said.

Other crypto companies have found it difficult getting the approvals needed from the Securities and Exchange Commission to go public. Crypto company Circle Internet Financial Ltd. called off its own SPAC merger late last year after the SEC didn’t approve a required registration statement by a deadline.

“Our conversations are proceeding well with the SEC. We remain on track to close later this quarter and we currently don’t anticipate any delays in this timing,” said Mintz.

An SEC spokeswoman declined to comment.

Write to Joe Light at joe.light@barrons.com